================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Silicon Gaming, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                    [LOGO OF SILICON GAMING APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 May 20, 1997

To the Shareholders of Silicon Gaming, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Silicon Gaming, Inc., a California corporation (the "Company"), will be held on Tuesday, May 20, 1997, at 2:30 p.m., local time, at the Red Lion Inn, 2050 Gateway Place, San Jose, CA 95110, for the following purposes:

    1. To elect seven directors to serve for the ensuing year or until their successors are elected.

    2. To approve amendments increasing the number of shares of Common Stock available for issuance under the Company's 1994 Stock Option Plan by 500,000 shares; increasing the limit of shares available for issuance upon exercise of incentive stock options by 500,000; and limiting the number of shares for which options may be granted to any employee within any fiscal year to 500,000.

    3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed. Any shareholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,

                                          Donald J. Massaro
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Palo Alto, California
April 17, 1997

 YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                    [LOGO OF SILICON GAMING APPEARS HERE]
                            2800 WEST BAYSHORE ROAD
                          PALO ALTO, CALIFORNIA 94303

                               ----------------
                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 20, 1997
                               ----------------

GENERAL INFORMATION

  The enclosed proxy is solicited on behalf of the Board of Directors of Silicon Gaming, Inc., a California corporation ("SGI" or the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 20, 1997 at 2:30 p.m. at the Red Lion Inn, 2050 Gateway Place, San Jose, CA 95110. The Company's principal executive offices are located at 2800 West Bayshore Road, Palo Alto, CA 94303. Its telephone number at that address is
(415) 842-9000.

  These proxy solicitation materials were mailed on or about April 17, 1997 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $1,500 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone or telecopy. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

REVOCABILITY OF PROXIES

  Any person giving a Proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

  Shareholders of record on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 10,673,397 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. For information regarding holders of 5% or more of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

  Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. A shareholder who abstains from voting on any or all matters will be deemed present at the meeting for quorum purposes, but will be deemed not to have voted in favor of the particular matter (or matters) as to which the shareholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for beneficial owners does not receive instructions from such beneficial owners as to how to vote those shares on certain matters and does not have discretionary authority to vote on those matters, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such matters (a so-called "broker non-vote").

                  MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE--ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors (the "Board") shall consist of between four and seven directors. The number of directors is currently fixed at seven. At the Annual Meeting, seven directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

  Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of March 1, 1997.

          NAME           AGE               PRINCIPAL OCCUPATION               DIRECTOR SINCE
          ----           ---               --------------------               --------------
Donald J. Massaro.......  53 Chairman, President, and Chief Executive              1995
                              Officer, Silicon Gaming, Inc.
Robert M. Fell..........  54 General Partner, Interactive Partners                 1993
William Hart............  57 General Partner, Technology Partners                  1994
Kevin R. Harvey.........  32 General Partner, Benchmark Capital Management         1995
David S. Morse..........  54 Chairman, LBE Technologies, Inc.                      1993
Joseph T. Piemont.......  73 Management Consultant, Bluestone Management           1997
Thomas J. Volpe.........  61 Sr. Vice President, Financial Operations,             1997
                              Interpublic Group of Companies

  Donald J. Massaro has served as Chairman of the Board of the company since October 1996. From May 1995 to September 1996 he was a director of the Company. In addition, Mr. Massaro has served as President and Chief Executive Officer since June 1995. Mr. Massaro has over 20 years of general management experience and has been a director and/or chairman of the board of directors for a number of public and private Silicon Valley based technology companies. Prior to joining SGI, Mr. Massaro was Executive Vice President and General Manager of Worldwide Sales and Marketing for Conner Peripherals Inc. ("Conner"), a disk drive manufacturer, from July 1994 to May 1995. From January 1991 to June 1994, Mr. Massaro was Chief Executive Officer of Sjoberg Industries ("Sjoberg"), and Inversion Development Corporation ("Inversion"), manufacturers of environmental products. Sjoberg filed for protection under federal bankruptcy statutes in December 1992 and was acquired by Inversion in March 1993. Prior thereto, he served as President and Chief Executive Officer of Metaphor Computer Systems ("Metaphor"), a company he co-founded in 1982 to develop and manufacture client-server based management information systems. Mr. Massaro's other prior experience includes positions as Corporate Vice President and President of Xerox Corporation's Office Products Division and President and Chief Executive Officer of Shugart Associates, a computer peripherals company he co-founded in 1972.

  Robert M. Fell is a founder of the Company and has served as a director of the company since its inception. In addition, Mr. Fell is a founding General Partner of Interactive Partners. Mr. Fell has also served as the Chairman, President and Chief Executive Officer of Archon Capital Partners L.P., a merchant banking firm, and

Chairman of the Board of Archon Communications, Inc. from June 1994 to the present. Since 1978, Mr. Fell has also served as President and Chief Executive Officer of Fell & Company, Inc., and since 1982 as General Partner of Fell & Nicholson Technology Resources, both management consulting firms. Mr. Fell is also a director of Premiere Radio Networks, Inc., a radio programming syndicator, and several private companies.

  William Hart has served as a director of the Company since May 1994. In addition, Mr. Hart is a general partner of Technology Partners, a venture capital investment firm founded by Mr. Hart in 1980, which currently manages $100 million in funds for early stage venture capital investments. Prior to founding Technology Partners, Mr. Hart held positions with Cresap, McCormick and Paget, a management consulting firm, and with IBM Corporation. Mr. Hart serves as a director of Cellnet Data Systems, Inc., Qualix Group Inc., Trimble Navigation Ltd. and several private companies.

  Kevin R. Harvey has served as a director of the Company since August 1995. In addition, Mr. Harvey is a General Partner of Benchmark Capital Management LLC ("Benchmark"), a Silicon Valley venture capital firm which currently manages a $90 million fund. Prior to joining Benchmark in 1995, Mr. Harvey successfully started two software companies. The first, Styleware, a provider of integrated software for the Apple II personal computer, was founded in 1985 and subsequently sold to Claris Corporation. His second startup, Approach Software, provided the first, easy-to-use client server database software for Windows and was sold to Lotus Development in 1993.

  David S. Morse is a founder and current director of the Company. In addition, Mr. Morse served as Chairman of the Board of Directors from the Company's inception to September 1996. Mr. Morse also currently serves as Chairman of the Board for LBE Technologies, Inc., a company he founded to develop virtual reality based auto racing simulations. Mr. Morse is a founder and has served as Chief Executive Officer of Crystal Dynamics, Inc., an interactive video game developer and publisher, from July 1992 to June 1993 and from December 1994 to May 1995. Mr. Morse was founder, President and Chief Executive Officer of New Technologies Group, Inc., ("NTG"), the company which developed the original video game technology employed in games developed by The 3DO Company ("3DO"). NTG was one of the founding partners of 3DO and was subsequently acquired by 3DO. Mr. Morse served with NTG from July 1989 to June 1993. Prior to founding NTG, Mr. Morse was Chairman of Epyx, Inc. ("Epyx"), a video game developer, where he led the development of the Lynx portable game platform, now marketed by Atari. Epyx filed for protection under federal bankruptcy statutes in October 1989. Mr. Morse was also the founder, President and Chief Executive Officer of Amiga Computer, Inc., prior to its acquisition by Commodore Business Machines, Inc. in 1984. Mr. Morse was a founding general partner of Interactive Partners, a firm specializing in the creation of interactive media companies.

  Joseph T. Piemont has been a director of the Company since March 1997. In addition, Mr. Piemont has served as a management consultant for Bluestone Management Company, a performance management company, for over five years. Mr. Piemont also serves as a director of Crown Vantage, Inc., a manufacturer of specialty paper products, and he is a retired director of James River Corporation, a manufacturer of consumer paper products.

  Thomas J. Volpe has been a director of the Company since March 1997. In addition, Mr. Volpe has served as Senior Vice President, Financial Operations for The Interpublic Group of Companies, Inc., an advertising agency holding company, from March 1986 to present. Mr. Volpe is also a director of Atlantis Corporation, a film production company, and Amivest Corporation, a registered investment company. Additionally, Mr. Volpe serves as a trustee of St. Francis College, Brooklyn, New York, as a member of the Board of Directors of the New York City Chapter of the National Multiple Sclerosis Society and as a trustee of the Business Council of the United Nations.

  There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

  During fiscal year 1996, the Board of directors held seven meetings and acted by unanimous written consent on three occasions. The Board of Directors has an Audit Committee and a Compensation Committee.

  The Audit Committee currently consists of Messrs. Fell and Hart. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held one meeting during the last fiscal year.

  The Compensation Committee currently consists of Messrs. Harvey and Morse. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers and administering the Company's 1994 Stock Option Plan and the Employee Stock Purchase Plan. The Compensation Committee held two meetings during the last fiscal year.

  The Company currently has no standing Nominating Committee. Nominations for election of directors at the Annual Meeting were made by the full Board of Directors of the Company.

  During fiscal year 1996, no director attended fewer than 70% of the meetings of the Board of Directors and Committees of the Board on which such director served.

DIRECTORS' COMPENSATION

  Non-employee directors receive no cash compensation for attending meetings of the Board or Board Committees, with the exception of Mr. Joseph Piemont, who receives $2,000 per Board meeting attended and an annual retainer of $25,000. In connection with consulting services rendered by Mr. Piemont to the Company prior to his becoming elected to the Board, the Company paid Mr. Piemont consulting fees totaling $4,000 during 1996 and $8,000 during 1997. Non-employee directors are reimbursed for out-of-pocket expenses in connection with attendance at meetings of the Board or Board Committees.

  Non-employee directors receive automatic option grants under the 1996 Outside Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy Statement, there were six non-employee directors eligible to participate in the Directors Plan. Under the Directors Plan, each non-employee Board member who (i) was a non-employee director prior to the effective date of the Company's initial public offering ("Effective Date") or (ii) first became a non-employee director after the Effective Date received a non-statutory option to purchase 15,000 shares of Common Stock (unless such member was previously an employee of the Company). On the date of each annual shareholders' meeting each individual re-elected as a non-employee director at such meeting is automatically granted a non-statutory option to purchase 5,000 shares of Common Stock. A total of 200,000 shares were initially reserved for issuance under the Directors Plan. The exercise price per share of Common Stock subject to each automatic option grant is equal to one hundred percent (100%) of the fair market value per share on the automatic grant date. The options have a maximum term of 10 years, measured from the grant date, subject to earlier termination upon cessation of service as a director.

  Options granted under the Directors Plan are exercisable according to the vested ratio of shares. The initial automatic grant for 15,000 shares and each subsequent annual 5,000-share automatic grant made to each non-employee Board member vests in a series of 36 equal monthly installments beginning one month after the grant date, provided the Board member continues in Board service through each such vesting date. Notwithstanding the foregoing, options granted under the Directors Plan shall automatically vest upon the occurrence of certain corporate transactions, including certain mergers or changes in control of the Company or the sale of all or substantially all of the Company's assets.

  During fiscal year 1996 initial grants of options to purchase 15,000 shares of Common Stock were made to Messrs. Fell, Hart, Harvey and Morse on July 31, 1996 at an exercise price of $10.50 per share. Initial grants of options to purchase 15,000 shares of Common Stock were made to Messrs. Piemont and Volpe on March 6, 1997 at an exercise price of $18.75 per share. In connection with the 1997 Annual Meeting, Messrs. Fell, Hart, Harvey and Morse each will receive automatic grants of options to purchase 5,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1997 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the "Executive Compensation--Summary Compensation Table" on page 7 and (iv) all directors and current executive officers as a group.

                                                     SHARES OF COMMON STOCK
                                                     BENEFICIALLY OWNED(1)
                                                     ---------------------------
       FIVE PERCENT SHAREHOLDERS, DIRECTORS AND                    PERCENTAGE
                  EXECUTIVE OFFICERS                   NUMBER       OWNERSHIP
       ----------------------------------------      ------------- -------------
   Robert M. Fell(2)................................     1,137,082        10.6
     15260 Ventura Boulevard, Suite 300
     Sherman Oaks, CA 91403
   David S. Morse(3)................................       637,082         6.0
     P.O. Box 7119
     Incline Village, NV 89450
   Donald J. Massaro................................       418,938         3.9
     c/o Silicon Gaming, Inc.
     2800 West Bayshore Road
     Palo Alto, CA 94303
   Kevin R. Harvey(4)...............................       412,638         3.9
     2480 Sand Hill Road, Suite 200
     Menlo Park, CA 94025
   Kleiner Perkins Caufield & Byers(5)..............       408,888         3.8
     2750 Sand Hill Road
     Menlo Park, CA 94025
   Andrew S. Pascal.................................       288,704         2.7
   William Hart(6)..................................       189,305         1.8
     1550 Tiburon Blvd., Suite A
     Belvedere, CA 94920
   Thomas J. Volpe(7)...............................       137,082         1.3
     1271 Avenue of the Americas
     Rockefeller Center
     New York, NY 10020
   Thomas E. Carlson................................       134,911         1.3
   Karen M. Katz....................................       101,578           *
   Jeffrey D. Friedberg(8)..........................        70,178           *
   Joseph T. Piemont................................           416           *
     5311 Winged Foot Rd.
     Charlotte, NC 28226
   All executive officers and directors as a group
    (13 persons)(9).................................     3,663,898        33.8

--------
 * less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 1997 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In general, options granted under the 1994 Stock Option Plan are fully exercisable from the date of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price upon termination of employment. See "Proposal Two--Amendment to the 1994 Stock Option Plan--Summary of Stock Plan as Amended." The information set forth in this table does not include among shares beneficially owned or outstanding shares of Common Stock issuable upon conversion of Nonvoting Redeemable Convertible Preferred Stock (the "Nonvoting Preferred"), which is convertible only upon 75 days' prior notice to the Company. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Includes 1,133,332 shares held by Mr. Fell as Trustee of the Robert M. Fell Living Trust, dated 6/14/95.
(3) Includes 600,000 shares held by Mr. Morse and his spouse as Trustees of the Morse Family Trust dated 12/20/84 and 33,332 shares of Common Stock held by Mr. Morse's children, and of which Mr. Morse disclaims beneficial ownership.
(4) Includes 399,616 shares held by Benchmark Capital Partners, L.P., and 9,272 shares held by Benchmark Founders' Fund, L.P. Mr. Harvey is a member of Benchmark Capital Management LLC ("BCM"), the general partner of each of these entities. Mr. Harvey disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 1,141,986 shares of Common Stock issuable upon conversion Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, BCM would be the beneficial owner of 13.1% of the Company's outstanding Common Stock.
(5) Includes 398,133 shares held by Kleiner Perkins Caulfield & Byers VII, 8,533 shares held by KPCB VII Founders Fund and 2,222 shares held by KPCB Information Sciences Zaibatsu Fund II. KPCB VII Associates, an affiliate of Kleiner Perkins Caufield & Byers, is general partner of each of these entities. Excludes 1,141,987 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Kleiner Perkins Caufield & Byers would be the beneficial owner of 13.1% of the Company's outstanding Common Stock.
(6) Includes 185,555 shares held by Technology Partners Fund V, L.P., of which TPW Management V, L.P. ("TPW") is the general partner. Mr. Hart is the Managing Partner of TPW. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his proportionate interest therein. Excludes 1,972,339 shares of Common Stock issuable upon conversion of Nonvoting Preferred. Assuming conversion of all outstanding shares of Nonvoting Preferred, Technology Partners Fund V, L.P. would be the beneficial owner of 17% of the Company's outstanding Common Stock.
(7) Includes 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee.
(8) Includes 1,333 shares held by Mr. Friedberg as custodian for his minor child.
(9) Includes 169,536 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after March 1, 1997. Also includes 1,133,332 shares held by Mr. Fell as Trustee of the Robert M. Fell Living Trust; 600,000 shares held by Mr. Morse and his spouse as Trustees of the Morse Family Trust; 33,332 shares held by Mr. Morse's children, of which Mr. Morse disclaims beneficial ownership; 399,616 shares and 9,272 shares beneficially owned by BCM, of which Mr. Harvey, a member of BCM, disclaims beneficial ownership except to the extent of his proportionate interest therein; 185,555 shares held by Technology Partners Fund V, L.P., of which Mr. Hart, the general partner, disclaims beneficial ownership except to the extent of his proportionate interest therein; 1,333 shares held by Mr. Friedberg as custodian for his minor child; and 133,333 shares held by Interpublic Benefit Protection Trust, of which Mr. Volpe is a trustee. Excludes 1,141,986 shares and 1,972,339 shares, respectively, of Nonvoting Preferred beneficially owned by BCM and Technology Partners Fund V, L.P. Assuming conversion of all outstanding shares of Nonvoting Preferred, the Company's executive officers and directors as a group would be deemed to be the beneficial owner of 48.6% of the Company's outstanding Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose compensation for the fiscal year ended December 31, 1996 exceeded $100,000, for services rendered in all capacities to the Company during the last two fiscal years (the "Named Executive Officers"). Due to a change in the Company's fiscal year end, the fiscal year ended December 31, 1995 was a nine-month period.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                    ANNUAL COMPENSATION     COMPENSATION AWARDS
                                    -------------------------------------------
                             FISCAL                          SHARES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY (1)      BONUS     OPTIONS GRANTED   COMPENSATION(2)
---------------------------  ------ ------------   ---------------------------- ---------------
Donald J. Massaro........     1996     $250,000    $  15,000          --            $1,728
 Chairman of the Board,       1995     $139,262(3) $     --       416,666(4)        $  913
 President and Chief Ex-
 ecutive Officer
Andrew S. Pascal.........     1996     $135,129    $  15,000      100,000           $  324
 Executive Vice Presi-        1995   $   93,570(5) $     --        49,999(4)        $  991
 dent--Marketing and Game
 Development
Jeffrey D. Friedberg(6)..     1996   $  140,834    $  15,000       33,333           $  370
 Vice President--Engi-
 neering
Thomas E. Carlson........     1996     $128,115    $  15,000       33,333           $  571
 Vice President--Chief        1995   $   72,000(7) $     --        99,999(4)        $  --
 Financial Officer
Karen M. Katz............     1996     $128,115    $  15,000          --            $  302
 Vice President--Sales        1995   $   50,000(8) $     --        99,999(4)        $  --
 and Support

--------
(1) Salary includes any compensation deferred under Company's 401(k) plan.
(2) Represents life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Amounts shown for 1995 represent amounts paid during the 12 months ended December 31, 1995.
(3) Mr. Massaro became an executive officer of the Company in June 1995. Mr. Massaro's compensation reflects an annual salary of $250,000.
(4) The amount of options granted during the nine-month period ended December 31, 1995 is equal to the amount of options granted during the 12 months then ended.
(5) The salary earned by Mr. Pascal during the 12 months ended December 31, 1995 was $125,000.
(6) Mr. Friedberg became an executive officer of the Company in May 1996. All compensation disclosed for the year ended December 31, 1996 includes compensation earned in other capacities prior to his becoming an officer.
(7) Mr. Carlson became an executive officer of the Company in July 1995. Mr. Carlson's 1995 compensation reflects an annual salary of $120,000. The salary reported in the table also includes $17,000 earned by Mr. Carlson in his capacity as a consultant prior to his becoming an officer of the Company.
(8) Ms. Katz became an executive officer of the Company in July 1995. Ms. Katz' 1995 compensation reflects an annual salary of $120,000.

STOCK OPTION GRANTS

  The following table sets forth further information regarding individual grants of options for the Company's Common Stock during the year ended December 31, 1996 for each Named Executive Officer. Such grants were made pursuant to the Company's 1994 Stock Option Plan. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF    % OF TOTAL                            ASSUMED ANNUAL RATES OF
                            SHARES       OPTIONS                           STOCK PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO  EXERCISE                      OPTION TERM(3)
                            OPTIONS    EMPLOYEES IN   PRICE     EXPIRATION -----------------------------
  NAME                   GRANTED(1)(2)     1996     PER SHARE      DATE         5%             10%
  ----                   ------------- ------------ ---------   ---------- -----------------------------
Donald J. Massaro.......        --           --          --          --              --              --
Andrew S. Pascal........    100,000       10.928%    $10.125(4)  10/9/06   $     636,756 $     1,613,664
Jeffrey D. Friedberg....     33,333        3.643%    $  4.50(5)  5/28/06   $      94,333 $       239,059
Thomas E. Carlson.......     33,333        3.643%    $  4.50(5)  5/28/06   $      94,333 $       239,059
Karen M. Katz...........        --           --          --          --              --              --

--------
(1) All options granted in 1996 were granted under the 1994 Stock Option Plan. The Board of Directors has discretion, subject to plan limits, to modify the terms of outstanding options. See "Proposal Two--Amendment to the 1994 Stock Option Plan--Summary of Option Plan as Amended."
(2) Each option is fully exercisable from the time of grant, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares vest at the rate of 1/4 of the shares after one year and then 1/48 of the total number of shares each month thereafter. Each option expires ten years from the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided pursuant to the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.
(4) The per-share exercise price of options granted represents the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as reported on the Nasdaq Stock Market.
(5) The Company's Common Stock was not traded publicly at the time of the option grants to the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information regarding the exercise of options by the Named Executive Officers during 1996 and unexercised stock options held by each of the Named Executive Officers as of December 31, 1996:

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING                VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                    DECEMBER 31, 1996(#)           DECEMBER 31, 1996(1)
                         ACQUIRED ON    VALUE    ----------------------------   ----------------------------
                          EXERCISE   REALIZED(2) EXERCISABLE(3) UNEXERCISABLE   EXERCISABLE(3) UNEXERCISABLE
                         ----------- ----------- -------------- -------------   -------------- -------------
Donald J. Massaro.......   133,333        --            --            --                --            --
Andrew S. Pascal........    33,333        --         60,496        39,504(/4/)     $362,976      $237,024(/4/)
Jeffrey D. Friedberg....     6,666        --         33,333           --           $387,496           --
Thomas E. Carlson.......    99,999     $4,000        33,333           --           $387,496           --
Karen M. Katz...........    33,333        --            --            --                --            --

--------
(1) Market value of underlying securities at year end ($16.125) minus the exercise price.
(2) Fair market value at time of exercise less exercise price. The Company's stock was not traded publicly at the time of exercise.
(3) With certain exceptions, all options are fully exercisable, subject to the Company's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination.
(4) Option shares not exercisable during fiscal 1996 pursuant to limitations on the number of shares that may be exercisable as incentive stock options during any fiscal year.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

  In May 1995, the Company entered into an employment agreement with Donald J. Massaro pursuant to which Mr. Massaro is employed as the Company's President and Chief Executive Officer. The agreement entitles Mr. Massaro to a salary of $20,833.33 per month. Under the agreement, Mr. Massaro has agreed to serve on the Board of Directors while serving as Chief Executive Officer and to resign from the Board at such time as his employment is terminated. In October 1996, Mr. Massaro was appointed Chairman of the Board of Directors. The agreement also provides for loans to Mr. Massaro from the Company for living expenses. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Harvey and Morse. In August 1995, Benchmark Capital Partners, L.P. ("Benchmark") and related entities purchased 2,192,982 shares of Series B Preferred Stock for an aggregate consideration of $2,499,999. In March 1996, Benchmark and related entities purchased 133,332 shares of Series C Preferred Stock for an aggregate consideration of $666,660. Mr. Harvey is a general partner of Benchmark Capital Management LLC ("BCM"), the general partner of Benchmark.

  The company has granted to the purchasers of its Series A, Series B and Series C Preferred Stock and certain other securities of the Company (the "Holders"), including Benchmark and related entities and Mr. Morse, registration rights with respect to the shares of Common Stock issued or issuable, directly or indirectly, upon conversion of such Preferred Stock ("Registrable Shares"). Accordingly, the Holders of at least 30% of the Registrable Shares then outstanding have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act of 1933 (the "Securities Act") covering such Registrable Shares, subject to certain requirements as to the minimum amount of shares to be registered. In addition, the Holders of an aggregate of at least 30% of the Registrable Shares not already registered may require the Company to file a registration statement on Form S-3 covering such Registrable Shares, at any time when the Company is entitled to use such form, subject to certain requirements as to the minimum amount of shares to be registered. Any requested registration is subject to the Company's right to defer the registration under certain circumstances. In the event the Company proposes to register any of its securities under the Securities Act, the

Holders are entitled to include their Registrable Shares in such registration at the Company expense, subject to the underwriters' right, for marketing purposes, to limit the amount of Registrable Shares included in such registration to no fewer than 20% of the shares included in such registration.

                     REPORT OF THE COMPENSATION COMMITTEE

  The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies applicable to the Company's executive officers in connection with the compensation paid to such executive officers for the year ended December 31, 1996.

 Purpose of the Compensation Committee

  The Compensation Committee of the Board of Directors (the "Committee") has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and certain other executive officers of the Company and to administer the Company's 1994 Stock Option Plan, under which grants may be made to such officers and other key employees, and the Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving individual bonuses for the CEO and certain other executive officers and other key employees each fiscal year. The Committee is composed entirely of nonemployee directors.

 Compensation Philosophy

  Recognizing the need to respond to the competitive high technology business environment, the process utilized by the Committee in determining executive officer compensation levels is based upon the Committee's subjective judgment, with the goal of establishing compensation policies that enable the Company to attract, retain and reward employees who contribute to its long-term success.

 Competitive Frame of Reference

  The Committee evaluated compensation levels for executives in comparable positions to establish base salary, bonus awards and total compensation for the executive officers.

  In preparing the performance graph for this Proxy Statement, the Company has selected a representative peer group (the "Gaming Index"). Most companies in the Gaming Index may not have been included in the Committee's compensation evaluation process, because they were determined not to be competitive with the Company for executive talent.

 General Compensation Components

  The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall achievement of Company milestones, their individual contribution to the success of the Company, and their personal performance. It is the Committee's objective to have each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation comprises three elements: (i) base salary, which is established primarily on the basis of individual performance and market considerations; (ii) annual bonus awards payable in cash and tied to the Company's achievement of pre-determined milestones and the executive's achievement of objectives within those milestones; and (iii) long-term stock-based incentive awards, typically in the form of stock options, for the purpose of aligning the interests of executive officers and the Company's shareholders.

  Base Salary. The base salary for each executive officer is set on the basis of personal performance and a review of salaries paid to persons in comparable positions within the area.

  Annual Bonus Award. Each executive officer has specific objectives as part of the Company milestones established at the start of the fiscal year. For example, the Company set target dates for such milestones as completion of its IPO, submission of product for regulatory approval and initial installation of its product. Each executive officer was then given target dates for completion of objectives in support of each milestone. For the 1996 fiscal year, the Company achieved its milestones and paid bonuses to these executive officers to honor that achievement as well as the individuals' achievement of functional objectives within those milestones. The Committee held the bonus awards to a level that, while acknowledging the executives' contributions, recognized the Company's status as a development stage Company and reflected its continuing efforts to control costs. Each year, the annual plan is reevaluated with new milestones and objectives.

  Long-Term Incentive Compensation. During fiscal 1996, the Committee, in its discretion, made option grants to Messrs. Carlson, Friedberg, and Pascal under the 1994 Stock Option Plan. Generally, the size of each grant is set at a level which the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period, and the number of unvested options held by the individual at the time of the new grant. The relative weight given by the Committee to each of these factors varies from individual to individual.

  The grants are designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option generally vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company, and then only if the market price of the Company's Common Stock appreciates over the option term.

 Compensation of the Chief Executive Officer

  The annual base salary for Mr. Massaro, the Company's Chairman of the Board, Chief Executive Officer and President, was negotiated and established in June 1995 upon Mr. Massaro's joining the Company and is fixed by Mr. Masaro's employment agreement. See "Executive Compensation--Employment, Severance and Change of Control Agreements."

  Mr. Massaro's bonus award for 1996 was dependent upon achievement of the Company's pre-determined milestones and Mr. Massaro's personal objectives within those milestones. The bonus paid to Mr. Massaro for the fiscal year was based on the same plan as the bonuses paid to other officers.

 Tax Limitation

  As a result of federal tax legislation enacted in 1993, a publicly held company such as Silicon Gaming will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed the $1 million limit per officer. In addition, the Company has amended the 1994 Stock Option Plan, subject to shareholder approval, to provide for a per employee limit of 500,000 shares and believes that any compensation expense incurred in connection with the exercise of stock options granted under the 1994 Stock Option Plan will continue to be deductible as performance-based compensation.

                                          COMPENSATION COMMITTEE

                                          Kevin R. Harvey
                                          David S. Morse

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative return, including reinvestment of dividends, at December 31, 1996 on $100 invested, alternatively, in the Company's Common Stock, the S&P 500 index, and a group of peer companies selected by the Company, on July 31, 1996 (the date of the Company's initial public offering).





               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG SILICON GAMING INC., S&P 500 INDEX AND PEER GROUP

Measurement Period           SILICON           S&P
(Fiscal Year Covered)        GAMING, INC.   500 INDEX     Peer Group
-------------------          ------------   ---------     ----------
Measurement Pt-12/96         $100           $100         $100
FYE   7/96                   $154           $117         $103

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1996, Technology Partners Fund V, L.P. ("Technology Partners"), of which William Hart is a general partner, purchased 133,334 shares of Series C Preferred Stock for an aggregate consideration of $666,670, Benchmark Capital Partners, L.P., and related entities controlled by Benchmark Capital Management LLC, of which Kevin Harvey is a member, purchased 133,332 shares of Series C Preferred Stock for an aggregate consideration of $666,660, and Interpublic Benefit Protection Trust, of which Thomas Volpe is a trustee, purchased 200,000 shares of Series C Preferred Stock for an aggregate consideration of $1,000,000.

  The Company has granted to the purchasers of Series A, Series B and Series C Preferred Stock registration rights with respect to the shares of Common Stock issued or issuable, directly or indirectly, upon conversion of such Preferred Stock. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

  Pursuant to Mr. Massaro's employment agreement, the Company has agreed to loan Mr. Massaro up to $75,000 per year for living expenses, to a maximum of $150,000, secured by Common Stock of the Company owned by Mr. Massaro. As of March 1, 1997, $150,000 in principal was outstanding. The loan bears interest at 8% per annum. See "Executive Compensation--Employment, Severance and Change of Control Agreements."

  In connection with the sale of Series C Preferred Stock to Interpublic, the Company and Interpublic entered into a letter agreement dated March 11, 1996 pursuant to which the Company agreed, among other things, not to enter into strategic alliances with Interpublic's competitors without its written consent, to provide Interpublic with periodic data regarding customer installations, and to provide Interpublic with preferred access with respect to placement of advertisements on the Company's products or integrating advertisements into promotional offerings of the Company's customers on behalf of Interpublic's advertising clients.

                              PLAN BENEFITS TABLE

  The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock of the Company subject to options granted during the fiscal year ended December 31, 1996 under the 1994 Stock Option Plan, together with the weighted average exercise price payable per share.

                                              NUMBER OF
                                               OPTIONS    ($) WEIGHTED AVERAGE
                                               GRANTED       EXERCISE PRICE
                                              ---------   --------------------
      Donald J. Massaro......................      --           $   --
      Andrew S. Pascal.......................  100,000          $10.125
      Jeffrey D. Friedberg...................   33,333          $  4.50
      Thomas E. Carlson......................   33,333          $  4.50
      Karen M. Katz..........................      --           $   --
      Executive Officers as a group (7
       persons)..............................  199,998          $  7.06
      Non-employee directors as a group (6
       persons)..............................      -- (1)       $   --
      Non-executive officer employees as a
       group(2)..............................  715,066          $  4.55

--------
(1) Non-employee directors are not eligible to participate in the 1994 Stock Option Plan.
(2) Represents all employees other than the executive officers of the Company.

             PROPOSAL TWO--AMENDMENT TO THE 1994 STOCK OPTION PLAN

  The Company's 1994 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors of the Company in May 1994 and approved by Shareholders in June 1994. In May 1996, the Board of Directors adopted, and in June 1996 the shareholders approved, an amendment to and restatement of the Option Plan which increased the maximum number of shares of Common Stock of the Company issuable under the Option Plan to 2,866,666, subject to an automatic increase on the first day of each calendar year beginning January 1, 1998 by a number of shares equal to 4% of the number of shares of Common Stock outstanding on the last day of trading of the immediately preceding calendar year. This maximum number of shares is also subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company.

  On December 31, 1996, a total of 540,908 shares remained available for future grants under the Option Plan. Historically, the Company has granted options to all new employees of the Company with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The Board believes that this practice has been of significant benefit to the Company and its shareholders by helping to align employees' economic interests with those of shareholders. Since July 1996, when the share reserve under the Option Plan was last increased, the Company has accelerated its planned product roll-out and accompanying hiring plans. As a result, the Company anticipates that the number of employees will increase by approximately 80% during 1997. The Board of Directors has determined that, in the event hiring does accelerate at this rate or greater, the number of shares currently available for grant under the Option Plan will not permit the Company to offer its employees a meaningful equity-based performance incentive. Therefore, on March 6, 1997, the Board adopted, subject to shareholder approval, an amendment to the Option Plan to increase the maximum number of shares of Common Stock of the Company issuable under the Option Plan to 3,366,666, an increase of 500,000 shares. Further, the amendment provides that no more than 3,366,666 shares may be available cumulatively for issuance upon exercise of ISOs (the "ISO Share Limit"), including ISOs that have been granted previously. The Board of Directors believes that this increase is in the best interests of the Company and its shareholders, as the availability of an adequate number of shares for issuance under the Option Plan and the ability to grant stock options is essential to the success of the Company not only in attracting qualified personnel, but also in retaining and motivating those employees.

  Under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1,000,000 per year. To enable the Company to preserve the benefit of receiving a tax deduction for the full amount of income recognized by the Company's executive officers upon exercise of stock options granted under the Option Plan, the Board has amended the Option Plan, subject to shareholder approval, to limit the number of shares for which options may be granted to any employee within any fiscal year of the Company to 500,000 (the "Per Employee Limit").

VOTE REQUIRED

  Approval of the amendments to the Option Plan requires the affirmative vote of a majority of the votes present and voting on the proposal.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE INCREASE IN THE MAXIMUM AGGREGATE NUMBER OF SHARES ISSUABLE UNDER THE OPTION PLAN TO 3,366,666, SUBJECT TO AN AUTOMATIC INCREASE OF 4% ON THE FIRST DAY OF EACH CALENDAR YEAR AS DESCRIBED ABOVE; THE INCREASE IN THE ISO SHARE LIMIT TO 3,366,666 SHARES; AND THE PER EMPLOYEE LIMIT.

SUMMARY OF THE OPTION PLAN AS AMENDED

  The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

  General. Currently, a total of 2,866,666 of Common Stock is reserved for issuance under the Option Plan, which amount will automatically be increased on the first day of each fiscal year of the Company beginning on and after January 1, 1998 by a number of shares equal to 4% of the number of shares of the Company's Common Stock issued and outstanding on the last day of the preceding fiscal year. The Option Plan permits the grant to employees of options intended to qualify as "incentive stock options" ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, as well as nonstatutory stock options to employees and consultants. As of December 31, 1996, 965,638 shares subject to repurchase by the Company had been issued upon the exercise of options granted under the Option Plan, 775,403 shares were subject to outstanding options granted under the Option Plan at a weighted average exercise price of $9.60 and 540,908 shares remained available for future grant under the Option Plan. On March 6, 1997, the Board of Directors approved an amendment, subject to shareholder approval, to increase to 3,366,666 shares the maximum number of shares issuable thereunder; to increase the ISO Share Limit to 3,366,666; and to fix the Per Employee Limit at 500,000 shares. Appropriate adjustments will be made to the shares subject to the Option Plan, the ISO Share Limit, the Per Employee Limit and outstanding options in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure. To the extent that any outstanding option expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares subject to any unexercised portion of such option or the repurchased shares are returned to the Option Plan and become available for future grants.

  Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board or the committee determines the persons to whom grants of options are to be made, the number of shares to be covered by each option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the term of each option, and all other terms and conditions of the options. The Board or committee will interpret the Option Plan and options granted under the plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Option Plan or any option.

  Eligibility. All employees (including officers and directors who are also employees), consultants, advisors or other independent contractors of the Company are eligible to participate in the Option Plan. In addition, options may also be granted to prospective employees, consultants or advisors in connection with written offers of employment or engagement. Subject to shareholder approval, the Board has amended the Option Plan to provide that no employee may be granted options for more than 500,000 shares during any fiscal year. As of December 31, 1996, the Company had approximately 98 employees, including 8 executive officers.

  Exercisability and Vesting. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share in the case of a non-statutory stock option must equal at least 85% of the fair market value of a share of Common Stock on the date of grant, and in the case of ISOs must be no less than the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value in the case of an ISO granted to any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (a "10% Shareholder"). As of March 1, 1997 the closing price of a share of the Company's Common Stock was $18.1875. Generally, options granted under the Option Plan are immediately exercisable and must be exercised within ten years (or five years in the case of an ISO granted to a 10% Shareholder), and shares subject to an option generally vest over four years from the date of grant. In the event the optionee's Service with the Company is terminated, the Company shall have the right to repurchase any shares acquired upon exercise of the Option which exceed the number of shares vested pursuant to such Option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

  Generally, options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of, or loan with respect to, some or all of the shares of Common Stock being acquired upon the exercise of the option, by a recourse promissory note in a form approved by the Company, or by any combination of these.

  Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following "Ownership Change Events" wherein the shareholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof as the case may be (the "Acquiring Corporation"), may either assume the Company's rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation's stock. The Option shall terminate and cease to be outstanding effective as of the date of the Transfer of Control to the extent that the Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control.

  In the event an optionee's service is involuntarily or constructively terminated within 12 months after a Transfer of Control (other than for cause or as a result of death or disability), all shares subject to his or her option will become fully vested unless such acceleration of vesting would make "pooling of interests" accounting treatment unavailable in connection with the Transfer of Control.

  Termination or Amendment. The Option Plan does not have an expiration date, except that ISOs may not be granted under the Option Plan later than May 28, 2006, which date will automatically be extended for 10 years from each date when the Company's shareholders approve an increase in the share reserve.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (as discussed under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

  The difference between the option exercise price and the fair market value of the shares on the determination date of an ISO (as discussed below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

  Nonstatutory Stock Options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

             PROPOSAL THREE--RATIFICATION OF INDEPENDENT AUDITORS

  In November 1995, the Company engaged Deloitte & Touche LLP ("Deloitte") as its independent auditor and dismissed its former auditor, Coopers & Lybrand L.L.P. ("Coopers"). The decision to change auditors was approved by the Company's Board of Directors. Since the Company's inception, there has been no auditors' report on the Company's financial statements containing an adverse opinion or disclaimer of opinion or that was qualified or modified as to uncertainty, audit scope or accounting principles. During such period, there were no disagreements with Coopers on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to Coopers' satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Further, during this period, there were no events of the type required to be reported pursuant to Item 304(a)(1)(v) of Regulation S-K. During the period from inception through November 1, 1995, the Company did not consult Deloitte on items that involved either the Company's accounting principles or the form of audit opinion or concerned the subject matter of a disagreement or reportable event with the former auditor.

  The Board of Directors has appointed Deloitte to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997. Deloitte has audited the Company's consolidated financial statements since the fiscal year ended March 31, 1995.

  In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection.

  A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

  Approval of the appointment of Deloitte & Touche LLP as independent auditors requires the affirmative vote of a majority of the votes present and voting on the proposal.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                            ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and ten percent beneficial owners to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of the Forms 3, 4 and 5 received by the Company and/or written representations from certain reporting persons that no Form 5s were required for such persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners during the fiscal year ended December 31, 1996 have complied with all filing requirements applicable to such person.

ANNUAL REPORT

  A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

  The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report, without charge, by writing to Investor Relations at the Company.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Shareholder proposals that are intended to be presented at the 1998 Annual Meeting must be received by the Company not later than December 18, 1997 in order to be included. Such proposals may be included on next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and

Exchange Commission. Such proposals should be addressed to Silicon Gaming, Inc., 2800 West Bayshore Road, Palo Alto, California 94303, Att'n: Investor Relations.

OTHER MATTERS

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                                          THE BOARD OF DIRECTORS

Dated: April 17, 1997

1547-PS-97

April 17, 1997

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 2:30 p.m. on Tuesday, May 20, 1997 at the Red Lion Hotel, 2050 Gateway Place, San Jose, California 95110. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.


                                        Sincerely,

                                        Donald J. Massaro
                                        Chairman of the Board,
                                        President and Chief Executive Officer




                                 DETACH HERE                    SGM  F


                            SILICON GAMING, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 20, 1997

P       KNOW ALL MEN BY THESE PRESENTS that the undersigned, shareholder(s) of
    SILICON GAMING, INC. do(es) hereby appoint DONALD J. MASSARO and THOMAS E.
R CARLSON, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Annual Meeting of
O Shareholders of SILICON GAMING, INC., to be held on May 20, 1997, and at any and all adjournments thereof, to vote all shares of capital stock held
X by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.
Y
        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1 AND FOR ITEMS 2 AND 3. IT WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER OF BUSINESS PROPERLY COMING BEFORE THE MEETING. IN THE EVENT THAT ANY NOMINEE FOR DIRECTOR IS UNABLE OR DECLINES TO SERVE AS A DIRECTOR, THIS PROXY WILL BE VOTED FOR ANY NOMINEE WHICH SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS.

                (Continued and to be signed on reverse side)   ------------
                                                               |SEE REVERSE|
                                                               |   SIDE    |
                                                               ------------

                                 DETACH HERE                              SGM F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

1. Election of Directors

NOMINEES: Donald J. Massaro, Robert M. Fell, William Hart, Kevin R. Harvey, David S. Morse, Joseph T. Piemont and Thomas J. Volpe

              FOR             WITHHELD                MARK HERE
              [ ]               [ ]                  IF YOU PLAN     [ ]
                                                      TO ATTEND
                                                     THE MEETING


                                                      MARK HERE
                                                     IF YOU PLAN     [ ]
                                                      TO ATTEND
[ ]________________________________________          THE MEETING
   To withhold authority to vote for any
   individual Nominee, write that Nominee's name in the space provided above.

2. To approve amendments increasing the number of shares of Common Stock available for issuance under the Company's 1994 Stock Option Plan by 500,000 shares; increasing the limit of shares available for issuance upon exercise of incentive stock options by 500,000; and limiting the number of shares for which options may be granted to any employee within any fiscal year to 500,000.

                   FOR                   AGAINST             ABSTAIN
                   [ ]                     [ ]                 [ ]

3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

                   FOR                   AGAINST             ABSTAIN
                   [ ]                     [ ]                 [ ]

This proxy revokes any and all other proxies heretofore given by the undersigned.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE
PROVIDED.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in a fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or authorized person. If a partnership, please sign in partnership's name by authorized person.


Signature:____________________________ Date:______________________


Signature:____________________________ Date:______________________